Exhibit 99.1

Delek Logistics Partners, LP Reports First Quarter 2020 Results

•	Reported first quarter net income attributable to all partners of $27.8 million; EBITDA increased 23.5% year-over-year

•	Limited Partners' interest in net income increased approximately 51% year-over-year

•	First quarter distributable cash flow coverage ratio of 1.15x and total leverage ratio of approximately 4.1x

•	Permian Gathering acquisition increases scale and improves outlook for leverage ratios and distribution coverage

•	Declared first quarter distribution of $0.890 per limited partner unit; reflects 8.5% percent increase year-over-year

•	Reiterating 5% distribution growth in 2020 versus year-ago levels

•	Lowering 2020 capital spending from $22.7 million to approximately $17.6 million

BRENTWOOD, Tenn., May 5, 2020 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2020. For the three months ended March 31, 2020, Delek Logistics reported net income attributable to all partners of $27.8 million, or $0.76 per diluted common limited partner unit. This compares to net income attributable to all partners of $19.7 million, or $0.51 per diluted common limited partner unit, in the first quarter 2019. Net cash from operating activities was $34.8 million in the first quarter 2020 compared to $27.0 million in the first quarter 2019. Distributable cash flow was $35.5 million in the first quarter 2020, compared to $29.8 million in the first quarter 2019. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the first quarter 2020, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $48.7 million compared to $39.4 million in the first quarter 2019. Results improved on a year-over-year basis primarily due to a $3.6 million increase to income from equity method investments, as well as increased contributions from the Paline Pipeline, El Dorado and Gathering Assets. This was partially offset by lower West Texas gross margin on a year-over-year basis. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "Despite macro volatility stemming from COVID-19, Delek Logistics delivered strong financial performance in the first quarter with EBITDA and Limited Partners interest in net income increasing approximately 23% and 51%, respectively, versus last year. First quarter distribution growth was over 8.5% on a year-over-year basis. The March 31, 2020 acquisition of the Permian Gathering business from our sponsor Delek US Holdings, Inc. (NYSE: DK) ("Delek US"), adds the next step in growth for DKL and is an integral part of our expanding midstream footprint. This acquisition increases scale and improves the outlook for leverage ratios and distribution coverage throughout the year. Additionally, the Red River pipeline expansion, which is currently underway, should increase performance in the second half of 2020. Looking forward, we anticipate improving distribution coverage, giving us confidence in reiterating our expectation for 5% distribution growth on a year-over-year basis in 2020. We will continue to evaluate additional drop-down options from our sponsor Delek US. From a strategic perspective, we remain focused on maintaining strong distributable cash flow coverage and balance sheet flexibility. Finally, capital spending this year is being reduced from previous guidance of $22.7 million to approximately $17.6 million."
Distribution and Liquidity
On April 21, 2020, Delek Logistics declared a quarterly cash distribution of $0.890 per common limited partner unit for the first quarter 2020, which equates to $3.56 per common limited partner unit on an annualized basis. This distribution will be paid on May 12, 2020 to unitholders of record on May 5, 2020. This represents a 0.6% increase from the fourth quarter 2019 distribution of $0.885 per common limited partner unit, or $3.54 per common limited partner unit on an annualized basis, and a 8.5% increase over Delek Logistics’ first quarter 2019 distribution of $0.820 per common limited partner unit, or $3.28 per common limited partner unit annualized. For the first quarter 2020, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $30.9. Based on the distribution for the first quarter 2020, the distributable cash flow coverage ratio for the first quarter was 1.15x.
As of March 31, 2020, Delek Logistics had total debt of approximately $940.0 million and cash of $4.2 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $155.0 million. The total leverage ratio, calculated in accordance with the credit facility, for the first quarter 2020 was approximately 4.1x, which is within the current requirements of the maximum allowable leverage ratio of 5.5x and a decrease from the fourth quarter 2019 level of approximately 4.5x.

1 |

Financial Results
Revenue for the first quarter 2020 was $163.4 million compared to $152.5 million in the prior-year period. The increase in revenue is primarily due to improved performance from the Paline Pipeline, El Dorado and Gathering Assets. Total operating expenses were $14.7 million in the first quarter 2020, compared to $16.1 million in the first quarter 2019. The decrease was primarily due to lower maintenance and repair and outside services. Total contribution margin was $47.4 million in the first quarter 2020 compared to $40.2 million in the first quarter 2019. General and administrative expenses were $6.1 million for the first quarter 2020, compared to $4.5 million in the prior-year period, with the increase driven by asset integrity work, less labor eligible for capitalization and other expenses.
Pipelines and Transportation Segment
Contribution margin in the first quarter 2020 was $30.4 million compared to $24.2 million in the first quarter 2019. Operating expenses were $11.5 million in the first quarter 2020 compared to $10.8 million in the prior-year period. The contribution margin increased year-over-year due to strong performance from the Paline Pipeline, El Dorado and Gathering Assets.
Wholesale Marketing and Terminalling Segment
During the first quarter 2020, contribution margin was $17.0 million, compared to $15.9 million in the first quarter 2019. This increase was primarily due to higher gross margin in west Texas. Operating expenses of $3.3 million in the first quarter 2020 were lower than the $5.2 million in the prior-year period.
In the west Texas wholesale business, average throughput in the first quarter 2020 was 16,081 barrels per day compared to 13,314 barrels per day in the first quarter 2019. The west Texas gross margin per barrel decreased year-over-year to $2.70 per barrel and included approximately $0.8 million, or $0.57 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the first quarter 2019, the west Texas gross margin per barrel was $3.56 per barrel and included $0.3 million from RINs, or $0.27 per barrel.
Average terminalling throughput volume of 135,329 barrels per day during the first quarter 2020 decreased on a year-over-year basis from 152,469 barrels per day in the first quarter 2019. During the first quarter 2020, average volume under the East Texas marketing agreement with Delek US was 72,650 barrels per day compared to 68,577 barrels per day during the first quarter 2019.
First Quarter 2020 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2020 results on Wednesday, May 6, 2020 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) first quarter 2020 earnings conference call on Wednesday, May 6, 2020 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and

2 |

timing thereof; potential dropdown inventory and the evaluation of incentive distribution rights; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

•
Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

3 |

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,176	$5,545
Accounts receivable	12,392	13,204
Inventory	5,133	12,617
Other current assets	926	2,204
Total current assets	22,627	33,570
Property, plant and equipment:
Property, plant and equipment	665,718	461,325
Less: accumulated depreciation	(186,249)	(166,281)
Property, plant and equipment, net	479,469	295,044
Equity method investments	255,743	246,984
Operating lease right-of-use assets	3,471	3,745
Goodwill	12,203	12,203
Marketing Contract Intangible, net	129,196	130,999
Rights-of-way	37,329	15,597
Other non-current assets	6,198	6,305
Total assets	$946,236	$744,447

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$4,385	$12,471
Accounts payable to related parties	2,075	8,898
Interest payable	6,919	2,572
Excise and other taxes payable	4,088	3,941
Current portion of operating lease liabilities	1,456	1,435
Accrued expenses and other current liabilities	3,719	5,765
Total current liabilities	22,642	35,082
Non-current liabilities:
Long-term debt	939,955	833,110
Asset retirement obligations	5,695	5,588
Deferred tax liabilities	1,027	215
Operating lease liabilities, net of current portion	2,015	2,310
Other non-current liabilities	19,298	19,261
Total non-current liabilities	967,990	860,484
Total liabilities	990,632	895,566
Equity (Deficit):
Common unitholders - public; 8,679,757 units issued and outstanding at March 31, 2020 (9,131,579 at December 31, 2019)	158,332	164,436
Common unitholders - Delek Holdings; 20,745,868 units issued and outstanding at March 31, 2020 (15,294,046 at December 31, 2019)	(199,943)	(310,513)
General partner - 600,523 units issued and outstanding at March 31, 2020 (498,482 at December 31, 2019)	(2,785)	(5,042)
Total deficit	(44,396)	(151,119)
Total liabilities and deficit	$946,236	$744,447

4 |

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2020	2019
Net revenues:
Affiliate	$106,699	$62,965
Third-party	56,702	89,518
Net revenues	163,401	152,483
Cost of sales:
Cost of materials and other	101,293	96,265
Operating expenses (excluding depreciation and amortization presented below)	13,954	15,307
Depreciation and amortization	5,803	6,124
Total cost of sales	121,050	117,696
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	790	751
General and administrative expenses	6,130	4,473
Depreciation and amortization	496	450
Other operating (income) expense, net	(107)	2
Total operating costs and expenses	128,359	123,372
Operating income	35,042	29,111
Interest expense, net	11,824	11,301
Income from equity method investments	(5,553)	(1,951)
Total non-operating expenses, net	6,271	9,350
Income before income tax expense	28,771	19,761
Income tax expense	975	65
Net income attributable to partners	$27,796	$19,696
Comprehensive income attributable to partners	$27,796	$19,696

Less: General partner's interest in net income, including incentive distribution rights	9,077	7,270
Limited partners' interest in net income	$18,719	$12,426

Net income per limited partner unit:
Common units - basic	$0.76	$0.51
Common units - diluted	$0.76	$0.51

Weighted average limited partner units outstanding:
Common units - basic	24,480,570	24,407,168
Common units - diluted	24,485,336	24,416,058

Cash distribution per limited partner unit	$0.890	$0.820

5 |

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net cash provided by operating activities	$34,834	$27,017
Cash flows from investing activities
Net cash used in investing activities	(112,176)	(3,766)
Cash flows from financing activities
Net cash provided by (used in) financing activities	75,973	(22,417)
Net increase (decrease) in cash and cash equivalents	(1,369)	834
Cash and cash equivalents at the beginning of the period	5,545	4,522
Cash and cash equivalents at the end of the period	$4,176	$5,356

6 |

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended March 31,
	2020	2019
Reconciliation of Net Income to EBITDA:
Net income	$27,796	$19,696
Add:
Income tax expense	975	65
Depreciation and amortization	6,299	6,574
Amortization of customer contract intangible assets	1,803	1,803
Interest expense, net	11,824	11,301
EBITDA	$48,697	$39,439

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$34,834	$27,017
Changes in assets and liabilities	1,654	3,169
Non-cash lease expense	(274)	(1,016)
Distributions from equity method investments in investing activities	110	804
Maintenance and regulatory capital expenditures	(857)	(818)
Reimbursement from Delek Holdings for capital expenditures	39	714
Accretion of asset retirement obligations	(107)	(99)
Deferred income taxes	—	—
Gain (loss) on asset disposals	107	(2)
Distributable Cash Flow	$35,506	$29,769

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended March 31,
Distributions to partners of Delek Logistics, LP	2020	2019
Limited partners' distribution on common units	$21,739	$20,014
General partner's distributions	444	408
General partner's incentive distribution rights	8,695	7,016
Total distributions to be paid	$30,878	$27,438

Distributable cash flow	$35,506	$29,769
Distributable cash flow coverage ratio (1)	1.15x	1.08x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

7 |

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended March 31,
	2020	2019
Pipelines and Transportation
Net revenues:
Affiliate	$38,502	$36,659
Third party	9,465	3,974
Total pipelines and transportation	47,967	40,633
Cost of sales:
Cost of materials and other	6,098	5,567
Operating expenses (excluding depreciation and amortization)	11,456	10,834
Segment contribution margin	$30,413	$24,232
Total Assets	$849,840	$401,833

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$68,197	$26,306
Third party	47,237	85,544
Total wholesale marketing and terminalling	115,434	111,850
Cost of sales:
Cost of materials and other	95,195	90,698
Operating expenses (excluding depreciation and amortization)	3,288	5,224
Segment contribution margin	$16,951	$15,928
Total Assets	$96,396	238,375

Consolidated
Net revenues:
Affiliates	$106,699	$62,965
Third party	56,702	89,518
Total consolidated	163,401	152,483
Cost of sales:
Cost of materials and other	101,293	96,265
Operating expenses (excluding depreciation and amortization presented below)	14,744	16,058
Contribution margin	47,364	40,160
General and administrative expenses	6,130	4,473
Depreciation and amortization	6,299	6,574
Loss (gain) on asset disposals	(107)	2
Operating income	$35,042	$29,111
Total Assets	$946,236	$640,208
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

8 |

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Pipelines and Transportation	2020	2019
Maintenance capital spending	$449	$410
Discretionary capital spending	(4)	14
Segment capital spending	445	424
Wholesale Marketing and Terminalling
Maintenance capital spending	1,130	107
Discretionary capital spending	1,453	373
Segment capital spending	2,583	480
Consolidated
Maintenance capital spending	1,579	517
Discretionary capital spending	1,449	387
Total capital spending	$3,028	$904

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended March 31,
	2020	2019
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	55,471	28,683
Refined products pipelines to Enterprise Systems	54,106	23,092
Gathering Assets	34,906	16,998
East Texas Crude Logistics System	14,174	18,113

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	72,650	68,577
Big Spring marketing throughputs (average bpd)	66,386	87,741
West Texas marketing throughputs (average bpd)	16,081	13,314
West Texas gross margin per barrel	$2.70	$3.56
Terminalling throughputs (average bpd)	135,329	152,469
(1) Excludes jet fuel and petroleum coke.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

9 |